UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 11, 2014

American Shared Hospital Services
(Exact name of Registrant as Specified in its Charter)

California	1-08789	94-2918118

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Embarcadero Center, Suite 3700, San Francisco, California	94111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(415) 788-5300

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 11, 2014, American Shared Hospital Services (the “Company”) entered into a common stock purchase agreement (the “Purchase Agreement”) with Raymond C. Stachowiak, John F. Ruffle, and Stanley S. Trotman Jr., members of the Company’s board of directors, and RCS Investments, Inc. (“RCS”), an Illinois Corporation wholly owned by Mr. Stachowiak (together, the “Investors”), to sell, in a private offering, an aggregate of 650,000 shares of the Company’s common stock, no par value (the “Shares”), for gross proceeds of approximately $1.6 million. The private offering closed on June 12, 2014. The Purchase Agreement contains terms and conditions that are customary for a transaction of this type.

The Shares are restricted securities and may not be offered or sold absent registration under the Securities Act of 1933, as amended (the “Securities Act”), or an applicable exemption from registration requirements. Pursuant to the terms of the Purchase Agreement, the Company has agreed to provide demand registration rights with respect to the Shares, with certain limited exceptions. The Investors’ demand registration rights will expire on June 12, 2015.

Pursuant to the terms of the Purchase Agreement, the Company has also granted the Investors a one-year preemptive right to participate pro rata in future issuances of the Company’s common stock.

The foregoing summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the document, a copy of which is filed hereto as Exhibit 10.1 and is incorporated in this Item 1.01 by reference.

Item 3.02	Unregistered Sales of Equity Securities

The offer and sale of the Shares were made without registration under the Securities Act pursuant to the provisions of Section 4(a)(2) thereof. Additional information pertaining to the private offering of the Shares is contained in Item 1.01 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Common Stock Purchase Agreement, dated June 11, 2014, by and among the Company and the Investors.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Shared Hospital Services
Dated: June 13, 2014
	By:	/s/ Ernest A. Bates, M.D.
Name: Ernest A. Bates, M.D.
Title: Chairman and CEO

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Common Stock Purchase Agreement, dated June 11, 2014, by and among the Company and the Investors.

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